UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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TESSCO Technologies Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TESSCO Technologies Incorporated
11126 McCormick Road
Hunt Valley, Maryland USA 21031

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON
July 26, 2007

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Shareholders of TESSCO Technologies Incorporated, a Delaware corporation (the “Company”), will be held at our offices located at 375 West Padonia Road, Timonium, Maryland, 21093 USA, on Thursday, July 26, 2007 at 9:00 a.m., local time, for the following purposes:

1.     To elect two directors for a three-year term ending at the Annual Meeting of Shareholders to be held in 2010 and until their respective successors are duly elected and qualify.

2.     To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2008.

3.     To act upon any other matter which may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors of the Company has fixed the close of business on June 4, 2007 as the record date for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. A list of shareholders as of the record date will be available for inspection at the Company’s corporate headquarters during business hours for a period of ten days before the Annual Meeting.

The primary purpose of the 2007 Annual Meeting will be to tabulate the votes cast on the above matters. It is not anticipated that any other business will be conducted at that time.

We invite your attention to the attached Proxy Statement and to the enclosed Annual Report of the Company for the fiscal year ended April 1, 2007.

By Order of the Board of Directors,

David M. Young Corporate Secretary
Hunt Valley, Maryland
June 22, 2007

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

TESSCO Technologies Incorporated
11126 McCormick Road
Hunt Valley, Maryland USA 21031

PROXY STATEMENT

INTRODUCTION

General

This Proxy Statement is furnished to shareholders of TESSCO Technologies Incorporated, a Delaware corporation (the “Company”), in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Shareholders to be held at our offices located at 375 West Padonia Road, Timonium, Maryland 21093, on Thursday, July 26, 2007 at 9:00 a.m., local time, and at any adjournment or postponement thereof.

Solicitation

The solicitation of proxies is being made primarily by mail, but directors, officers, employees, and contractors retained by the Company may also engage in the solicitation of proxies by telephone. The cost of soliciting proxies will be borne by the Company. The Company has retained the services of Innisfree M&A Incorporated to assist in the solicitation of proxies at a cost to the Company not to exceed $6,500. In addition, the Company may reimburse brokers, custodians, nominees and other record holders for their reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners.

This Proxy Statement and the accompanying form of proxy are being sent to shareholders on or about June 22, 2007.

Voting Rights and Outstanding Shares

The Board of Directors of the Company has fixed the close of business on June 4, 2007 as the record date for determining the shareholders of the Company entitled to notice of and to vote at the Annual Meeting. On the record date, 5,458,312 shares of Common Stock, $0.01 par value per share, of the Company were issued and outstanding. Each share of Common Stock entitles the holder to one vote on each matter to be voted on at the Annual Meeting. There is no cumulative voting for the election of directors.

The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. In the event there are not sufficient votes for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

Your vote is important.   Because most of our shareholders cannot attend the Annual Meeting in person, it is necessary for a large number to be represented by proxy. Most shareholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see what options are available to you. If you vote by proxy over the Internet, please be aware that you may incur costs such as telecommunication and Internet access costs for which you may be responsible. The Internet and telephone proxy vote facilities for shareholders of record will close at 11:00 p.m. Eastern Daylight Time on the business day prior to the Annual Meeting day.

A shareholder may, with respect to the election of directors, (i) vote “FOR” the election of the named director nominees, (ii) “WITHHOLD AUTHORITY” to vote for all named director nominees, or (iii) vote for the election of all director nominees other than any nominee with respect to whom the shareholder withholds authority to vote. A shareholder may, with respect to each other matter specified in the notice of meeting, (i) vote “FOR” the matter, (ii) vote “AGAINST” the matter, or (iii) “ABSTAIN” from voting on the matter.

All shares of Common Stock entitled to vote and represented by properly submitted proxies received prior to the Annual Meeting and not revoked, will be voted in accordance with your instructions. If no instructions are indicated, the shares of Common Stock represented by a properly submitted proxy will be voted “FOR” the election of the named director nominees and “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted by the shareholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote Common Stock held in street name on certain matters in the absence of instructions from the beneficial owner of the Common Stock. These “nonvoted shares,” i.e., shares subject to a proxy which are not being voted with respect to a particular matter, will be considered shares not present and entitled to vote on such matter, although these shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum.

Revocation of Proxies

A proxy may be revoked at any time before its exercise by the filing of a written revocation with David M. Young, Corporate Secretary of the Company, by timely providing a later-dated proxy (including by Internet or telephone vote), or by voting by ballot at the Annual Meeting. Mere attendance at the Annual Meeting will not revoke a proxy, and if you are a beneficial owner of shares not registered in your own name, you will need additional documentation from your record holder to vote personally at the Annual Meeting.

Required Vote

The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect directors. Accordingly, if a quorum is present at the Annual Meeting, the two persons receiving the greatest number of votes will be elected to serve as directors. Therefore, assuming the presence of a quorum at the Annual Meeting and that no additional nominees are nominated, withholding authority to vote for a director(s) and “nonvoted shares” with respect to the election of directors will not affect the outcome of the election of directors.

The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote thereon is required to approve each matter other than the election of directors. Under Delaware law, abstentions with respect to matters other than the election of directors are generally considered as shares present and entitled to vote and thus have the same effect as a vote against such matter. “Nonvoted shares” with respect to such a matter will not be considered as entitled to vote on the matter and thus will not affect the determination of whether the matter is approved.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Submission of a proxy, however, confers on the designated proxy the authority to vote the shares in accordance with their discretion on such other business, if any, as may properly come before the Annual Meeting or any adjournment thereof. In the event that sufficient votes in favor of any proposal set forth in the Notice of Annual Meeting are not received by July 26, 2007, the persons named as proxies on the enclosed proxy card may propose one or more adjournments of the meeting, and will have discretionary authority to vote the shares represented by proxies in respect of any such adjournment proposal. Proxies solicited by means of this proxy statement will be tabulated by inspectors of election designated by the Board, who will not be employees or directors of the Company or any of its affiliates.

PROPOSAL 1. ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, and each class having a three-year term. Each year the directors in one class are elected to serve for a term of three years. The Board of Directors had previously been comprised of eight members. Effective June 14, 2007, Jerome C. Eppler retired from the Board and was at the same time appointed to the position of Director Emeritus and will serve as an advisor and consultant to the Company. Following the retirement of Mr. Eppler, the size of the Board was reduced to seven members. These seven members are divided into three classes, two of which classes are comprised of two members and one class which is comprised of three members. One class of two directors, currently consisting of Dennis J. Shaughnessy and Susan D. Goodman, has a term of office expiring at the Annual Meeting and until their successors are elected and qualified. Mr. Shaughnessy has been nominated by the Board of Directors for re-election at the Annual Meeting to serve for an additional three-year term expiring at the Annual Meeting of Shareholders in 2010 and until their successor is elected and qualified. Ms. Goodman will serve through the end of her term, but due to increasing demands on her time, has decided not to stand for re-election at the Annual Meeting. Accordingly, the Board of Directors has nominated Jay G. Baitler for election to serve for a three-year term expiring at the Annual Meeting of Shareholders in 2010 and until his successor is elected and qualified. In the event that any nominee is unable or unwilling to serve, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board of Directors has no reason to believe that any nominee named herein will be unable or unwilling to serve.

The Board of Directors recommends a vote “FOR” the election of the named director nominees.

Set forth below is information concerning the nominees for election and those directors whose terms continue beyond the date of the Annual Meeting.

Nominees for Director for a Three-Year Term Expiring at the 2010 Annual Meeting

Dennis J. Shaughnessy, age 60, has been a director of the Company since 1989. He is Chairman of the Board of FTI Consulting Inc. Prior to joining FTI, Mr. Shaughnessy served as General Partner of Grotech Capital Group, a private equity firm. Prior to joining Grotech, Mr. Shaughnessy had been President and CEO of CRI International, an international petroleum refining service business.

Jay G. Baitler, age 60, has served as Executive Vice President of Staples Contract Division since 2004. He has been with Staples since 1995, and prior to his position as Executive Vice President, Mr. Baitler served as Mid-Atlantic Regional President and Senior Vice President, Contract Division. Prior to joining Staples, Mr. Baitler served as the Northeast Regional President at BT Office Products.

Directors whose term will expire at the 2008 Annual Meeting:

Robert B. Barnhill, Jr., age 63, has served as President and Chief Executive Officer of the Company since founding the business in its current form, in 1982. Mr. Barnhill has been a director of the Company since 1982, and has been Chairman of the Board since November 1993.

Benn R. Konsynski, Ph.D., age 56, has been a director of the Company since November 1993. He is the George S. Craft Professor of Business Administration for Decision and Information Analysis at the Goizueta Business School of Emory University. He was named Hewlett Fellow at the Carter Center in 1995. Prior to arriving at the Goizueta Business School, he was on the faculty at the Harvard Business

School for seven years where he taught in the MBA program and several executive programs. Professor Konsynski specializes in issues of digital commerce and information technology in relationships across organizations.

Directors whose term will expire at the 2009 Annual Meeting:

John D. Beletic, age 55, has been a director of the Company since July 1999. Since August 2006, he has served as Executive Chairman of FiberTower Corporation, a provider of wireless backhaul services to mobile network carriers. Also, since July 2002, he has been a venture partner with Oak Investment Partners, a venture capital firm. From July 2002 to September 2004, Mr. Beletic also served as Executive Chairman of Oculan Corporation, a network monitoring and intrusion detection company. From August 1994 until December 2001, Mr. Beletic served as Chief Executive Officer and Chairman of the Board of PageMart Inc. and Weblink Wireless, Inc., a communications service company. Prior to 1994, he was a Venture Partner at Morgan Stanley Venture Capital Partners, following a five-year term as President and Chief Executive Officer of Tigon which was acquired by Ameritech. Mr. Beletic serves on the board of iPass Inc., an internet access provider, Aventail, Inc., a virtual private network appliance provider, River Logic, a provider of business optimization software and iBahn, Inc., a provider of broadband internet access for the hospitality industry.

Daniel Okrent, age 59, has been a director of the Company since January 2004. He is a writer, a publishing consultant, and an associate of the Shorenstein Center at the John F. Kennedy School of Government at Harvard University. He has previously been public editor of the New York Times and a senior executive at Time Inc. Mr. Okrent formerly served on the Board of Lands’ End, Inc., and is currently chairman of the National Portrait Gallery, a division of the Smithsonian Institution.

Morton F. Zifferer, Jr., age 59, has been a director of the Company since November 1993. He has served as Chairman and CEO of New Standard Corporation, a metal products manufacturer, since 1983. Mr. Zifferer and New Standard Corporation have partnered with several Fortune 500 companies globally to implement Six-Sigma continuous improvement activities and execute lean manufacturing techniques and sophisticated supply chain strategies and practices.

Board Independence

The Board has determined that each of the current directors, other than Mr. Barnhill, are independent within the meaning of the Company’s director independence standards, which reflect both the NASDAQ and Securities and Exchange Commission director independence standards, as currently in effect. Furthermore, the Board has determined that none of the members of the three standing committees of the Board of Directors has any material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and that each such member is “independent” within the meaning of the independence standards applicable to each such committee.

Meetings and Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. The membership during the last fiscal year and the function of each of the committees is described below. The Board of Directors met nine (9) times during fiscal year 2007. During fiscal year 2007, no director attended fewer than 75% of the total number of meetings of the Board and Committees on which the Director served. The Company does not have a policy on director attendance at Annual Meetings, but all of our directors are invited and encouraged to attend Annual Meetings. All of our then eight directors were in attendance at the 2006 Annual Meeting.

Board Committee Membership

Director	Audit Committee	Compensation Committee	Nominating Committee
Benn R. Konsynski	X		X
Morton F. Zifferer	X	X
John D. Beletic		X
Dennis J. Shaughnessy		X	X
Susan D. Goodman		X
Daniel Okrent			X

Mr. Baitler’s committee membership(s) will be officially determined at the July 26, 2007 board meeting, if elected, but it is currently anticipated that Mr. Baitler will join both the Audit and Compensation Committees. In the meantime, however, we may appoint another of our independent directors to the Audit Committee on an interim basis in order to comply with NASDAQ rules requiring a three-person Audit Committee.

Audit Committee

The Audit Committee is primarily concerned with the effectiveness of the audits of the Company by the Company’s independent auditors. Its duties include approving the selection of the independent registered public accounting firm, reviewing the scope of audits conducted by them, as well as the results of their audits, and reviewing the organization and scope of the Company’s internal system of accounting and financial controls. The Audit Committee met six (6) times during fiscal year 2007. A copy of the Audit Committee charter is available for review on our Web site (www.tessco.com), under the heading “Corporate.” The Board of Directors has determined that Mr. Zifferer is the audit committee financial expert as defined by applicable SEC rules and is “independent” with the meaning of the applicable NASDAQ rules.

Compensation Committee

The Compensation Committee provides assistance to the members of the Board of Directors in fulfilling their responsibilities to the shareholders, potential shareholders and the investment community relating to compensation practices of the Company, including salary and other forms of compensation. The Compensation Committee’s primary duties and responsibilities are to formulate and recommend compensation policies of the Company that will enable the Company to attract and retain high-quality leadership and that are consistent with the Company’s established compensation philosophy. The Compensation Committee administers the Company’s incentive compensation plans, including the Amended and Restated 1994 Stock and Incentive Plan. The Compensation Committee met five (5) times during fiscal year 2007. A copy of the Compensation Committee charter is available for review on our Web site (www.tessco.com), under the heading “Corporate.”

Nominating Committee

The Company has a Nominating Committee, the functions of which include making recommendations to the Board regarding matters and practices concerning the Board, its committees and individual directors; evaluation of the current composition and governance structure of the Board of Directors and determination of its future requirements; making recommendations concerning nominees for election to the Board of Directors; and the appointment of Directors to Board Committees and the selection of Chairpersons of the Board Committees. The Nominating Committee met four (4) times during fiscal year 2007. The Nominating Committee performs other related functions and is governed by a charter, a copy of which is available for review on our Web site (www.tessco.com), under the heading “Corporate.”

The Nominating Committee has determined, in its view, that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company, and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. The Committee also examines a candidate’s specific experiences and skills, time availability, potential conflicts of interest and independence from management and the Company. Candidates may be identified through various means, including by asking current directors and executive officers to notify the Committee if they become aware of persons meeting the criteria described above, by the retention of third-party consultants to assist in this process, and by considering director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Committee may also take into consideration other factors it determines to be relevant, such as the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Committee, a shareholder must submit the recommendation in writing and must include the name of the shareholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership, and the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected and nominated. The shareholder recommendation and information must be sent to the Corporate Secretary at 11126 McCormick Road, Hunt Valley, Maryland 21031 USA. Once a potential candidate has been identified, the Committee may collect and review information regarding the candidate to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, personal contact with the candidate may be made and further review of the candidate’s accomplishments, qualifications and willingness to serve may be undertaken and compared to other candidates. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board may take into consideration other factors, such as the number of shares held by the recommending shareholder and the length of time that such shares have been held.

The nomination of Mr. Baitler came about after the Company retained a third party director search firm to identify qualified candidates. After he was identified, his qualifications were submitted to the Nominating Committee and considered in light of the criteria discussed above. The Nominating Committee then met with and interviewed Mr. Baitler. Mr. Baitler also attended the April Board meeting as an invited guest of the Board, whereupon he was asked to submit additional information for review. Following receipt of this information and further consideration by the Nominating Committee, on June 14, 2007, the Board accepted the recommendation of the Nominating Committee to nominate Mr. Baitler for election at the 2007 Annual Meeting.

Shareholder Communications with Directors

The Board of Directors recommends that shareholders initiate any communications with the Board in writing. Written communications may be directed to the Corporate Secretary. Shareholders can send communications by e-mail to corporatesecretary@tessco.com, or by fax to (410) 229-1669 or by mail to Corporate Secretary, TESSCO Technologies Incorporated, 11126 McCormick Road, Hunt Valley, Maryland 21031. This centralized process will assist the Board in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed the Corporate Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in their discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere in the Company for review and possible response.

Director Compensation for Fiscal Year 2007

The current compensation program for non-management directors is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of our size; compensation should align directors’ interests with the long-term interests of shareholders; and the structure of the compensation should be simple, transparent and easy for shareholders to understand.

In consideration for services on the Board, each non-employee Director of the Company is paid $25,000 per fiscal year plus $2,500 for each meeting of the Board and $1,000 for each meeting of a Committee of the Board that he or she attends. The table below does not include reimbursements for reasonable out-of-pocket expenses incurred in connection with attendance at Board or Committee meetings. Non-management directors are also eligible to receive Performance Stock Units.

The following table summarizes the compensation awarded to, earned by, or paid to the Company’s non-management directors during fiscal year 2007:

Name	Fees earned or paid in cash ($)	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value	All Other Compensation	Total
John D. Beletic	$52,500	$61,559	$—	$—	$—	$—	$114,059
Jerome C. Eppler	57,500	61,559	—	—	—	—	119,059
Susan D. Goodman	50,000	56,623	—	—	—	—	106,623
Benn R. Konsynski	57,500	61,559	—	—	—	—	119,059
Daniel Okrent	51,500	63,121	—	—	—	—	114,621
Dennis J. Shaughnessy	54,000	61,559	—	—	—	—	115,559
Morton F. Zifferer	58,500	61,559	—	—	—	—	120,059

(1)          This column represents the dollar amount recognized by the Company for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of PSU awards made in fiscal year 2007 as well as in prior fiscal years, in accordance with Statement of Financial Accounting Standards No. 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The dollar amounts shown above reflect the Company’s accounting expense for these awards, and do not necessarily correspond to the actual value that will be recognized by the recipient. Based on fiscal year 2007 performance, each director earned 7,500 shares related to PSU awards made to them in April 2006. These shares will vest ratably on or about May 1 of 2007, 2008, 2009 and 2010, assuming that each director remains affiliated with the Company on those dates, and subject to accelerated vesting upon a change in control or termination of service to the Company under certain circumstances. Also based on fiscal year 2007 performance, each director, other than Mr. Okrent and Ms. Goodman, earned 2,585 shares based on PSU awards made to them in April 2004. Mr. Okrent earned 2,720 shares from the April 2004 PSU award. Ms. Goodman earned 5,780 shares based on PSU awards made to her in May 2005. All of these shares will vest ratably on or about  May 1 of 2007 and 2008, assuming that each director remains affiliated with the Company on those dates, subject, however, to accelerated vesting upon a change in control or termination of service under certain circumstances.

PROPOSAL 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending March 30, 2008, and the Company seeks ratification of such appointment by the shareholders. Ernst & Young LLP has audited our financial statements commencing with the fiscal year ended March 30, 2003. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions.

Shareholder ratification of Ernst & Young LLP as our independent registered public accounting firm is not required by our By-laws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to approve the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interest of our shareholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the ownership of Common Stock of the Company, as of June 4, 2007 by (i) all shareholders known by the Company to beneficially own more than five percent of the Common Stock, (ii) each of the directors and each of the Chief Executive Officer and Chief Financial Officer during fiscal year 2007 and the other three most highly compensated executive officers at fiscal year end 2007 (the “named executive officers”), and (iii) all directors and named executive officers as a group.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Directors and Named Executive Officers:
Robert B. Barnhill, Jr.(2)	1,690,257	31.0%
John D. Beletic	21,948	*
Jerome C. Eppler(3)	18,048	*
Susan D. Goodman	2,105	*
Benn R. Konsynski, Ph.D.(4)	61,548	1.1%
Daniel Okrent	17,571	*
Dennis J. Shaughnessy(4)	26,473	*
Morton F. Zifferer, Jr.	46,549	*
Gerald T. Garland	28,907	*
Douglas A. Rein	14,289	*
Said Tofighi	6,639	*
David M. Young(5)	15,473	*
All directors and Named Executive Officers as a group (12 persons)(6)	1,949,807	35.7%
Director Nominee:
Jay G. Baitler	—	*
Principal Shareholders:
Discovery Group L.P.(7)	382,112	7.0%
Bjurman, Barry & Associates(8)	417,503	7.6%

*                    Less than 1% of the outstanding Common Stock.

(1)          Unless otherwise noted, each person exercises sole (or shares with a spouse or other immediate family member) voting and dispositive power as to the shares reported. Persons are deemed to beneficially own shares which they have the right to acquire beneficial ownership of within 60 days. Shares subject to options exercisable within 60 days of June 4, 2007 are deemed outstanding for computing the percentage of the outstanding shares held by the person holding such options, but not for computing the percentage of shares held by any other person.

(2)          Includes 250,000 shares held by Mr. Barnhill’s spouse and children; 135,000 shares subject to currently exercisable stock options; and 15,000 shares held by a private charitable foundation of which Mr. Barnhill and his spouse are the sole directors. Mr. Barnhill disclaims beneficial ownership over the shares held by the foundation. Mr. Barnhill’s address is 11126 McCormick Road, Hunt Valley, Maryland 21031.

(3)          Mr. Eppler retired from the Board of Directors effective June 14, 2007.

(4)          Includes 7,500 shares subject to currently exercisable stock options.

(5)          Includes 3,000 shares subject to currently exercisable stock options.

(6)          Includes 153,000 shares subject to currently exercisable stock options.

(7)          Derived from Form 13F filed by Discovery Group I, LLC on March 31, 2007. Discovery’s address is 71 South Wacker Drive, Chicago, Illinois 60606.

(8)          Derived from Form 13F filed by Bjurman, Barry & Associates on March 31, 2007. Bjurman, Barry & Associates address is 10100 Santa Monica Boulevard, Los Angeles, CA 90067.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Committee Composition

Our Compensation Committee (the “Committee”) is comprised entirely of independent directors as defined under applicable NASDAQ rules. Its primary responsibilities are to set all executive officer compensation levels. In doing so, it establishes our executive compensation strategy, approves program designs, establishes incentive goals, specifically reviews and approves all cash and equity compensation for our executive officers (including our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, who we refer to collectively as our “named executive officers”), and monitors the use of equity for compensation program purposes at all organization levels. The Committee operates under a written charter adopted by our Board, which can be found on our Web site (www.tessco.com) under the heading “Corporate.”

Objectives of the Compensation Programs

We operate in the extremely competitive and rapidly changing wireless communication product and service industry. The Committee believes that compensation programs for our executive officers should be and are designed to attract, motivate and retain talented executives responsible for our long-term success. These programs are designed within a framework based on the achievement of designated financial targets and are designed to align the financial interests of executive officers with those of our shareholders, by providing appropriate long-term equity-based incentives.

The broad objectives of the executive compensation program established by the Committee are to:

•       Enable us to attract, retain and motivate executives who can significantly contribute to our short-term and long-term success, and to develop the overall talent of the Company;

•       Reward executives for the achievement of specified and overall business objectives;

•       Target executive compensation to be competitive with the organizations with which we compete for talent;

•       Encourage and reward both profitable growth and operating efficiency;

•       To the extent equitable and practical, deliver executive compensation in a tax efficient and cost effective manner;

•       Provide a rational and consistent executive compensation system that is well communicated and understood by the participants;

•       Tie a significant portion of executive compensation to the accomplishment of strategic goals and the creation of long-term shareholder value; and

•       Provide motivational programs that focus on effective compensation, leadership development and growth opportunities.

Except as it relates to Mr. Barnhill, the Committee believes that it can suitably meet these objectives by providing appropriate base salaries, performance-based cash bonus and equity compensation plans, and relatively modest termination of employment, retirement and insurance benefits to its executives.

The Committee believes that, as the founder and chief visionary of the Company, Mr. Barnhill’s situation is different than that of the other executives. In the Committee’s view, Mr. Barnhill is absolutely instrumental in guiding the Company’s performance and has demonstrated a record of driving growth and results over many years. As a result, the Committee, with the concurrence of the Board of Directors, has determined that it is appropriate to maintain a detailed employment agreement with Mr. Barnhill that provides for, among other things, material benefits to him and/or his estate in the event of a termination without cause, a change in control, his death or his disability, as well as select perquisites. See the description of Mr. Barnhill’s employment agreement and the compensation tables that follow below.

Components of Executive Compensation

It is our philosophy that alignment between shareholders and executive officers is best achieved by tying a significant portion of total compensation to the achievement of certain financial and non-financial objectives. We apply this philosophy to all of our team members, with a more significant amount of compensation at risk at the executive levels, and as the level of responsibility increases. We believe that our compensation programs for our named executive officers provide base salary, annual cash bonuses and long-term equity incentives that are appropriate and relatively equivalent to typical programs available for comparable executive officers in similarly situated companies. We believe that it is difficult, however, for the Committee to benchmark executive compensation levels among peer group companies because many of our similarly sized competitors are not public enterprises, and the peers that are public are generally much larger in terms of revenues, earnings and market capitalization.

The principal components of compensation for our named executive officers are:

•       Annual base salary;

•       Performance-based annual cash bonuses, which we refer to as “Value Share”;

•       Performance Stock Award Program and other equity incentives; and

•       Retirement and other benefits.

In addition, as noted above in the case of Mr. Barnhill, and discussed further below, in certain cases benefits in the nature of severance and change in control payments may be made available to select executive officers, as well as limited executive perquisites.

The Compensation Committee endeavors to use the above mentioned components to retain and to incent the named executive officers to create and grow long-term value for our shareholders. To that end, the Compensation Committee determined all aspects of compensation for each named executive officer, and certain other officers and key team members, for the 2007 fiscal year. The Committee did not retain a compensation consultant for fiscal year 2007, but in determining the amount and mix of compensation elements for each named executive officer, relied largely upon the information known to or acquired by its members in the course of their deliberations, and upon their judgment. The Committee reviews the qualifications, skills and experience level of each executive officer, as well as his or her position, role and responsibility within the company, and undertakes an assessment of each named executive officer’s performance and contribution toward achieving the Company’s goals of increasing earnings, quality revenues, diversification in our customer and vendor base, margins and returns. The performance-based aspects of executive compensation are primarily based on objective financial performance compared with pre-established targets, but the Committee is able to exercise its discretion by factoring the outcome of objective formulas by its assessment of individual performance.

The ability of the members of the Committee to make appropriate decisions and to exercise considered judgment in compensation matters is a function of many years of combined relative experience in business generally, and in compensation matters, particularly:

•       John D. Beletic, Chairman, relies on his years of personal experience serving in the capacity of executive officer, director and/or chairman of the compensation committee of other public companies. In these capacities and in his capacity as Chairman of the Committee, he periodically speaks informally with representatives of compensation consultants and others not formally retained or compensated by the Committee, regarding compensation matters and practices, generally. Mr. Beletic applied his experience and knowledge gained from these and other sources as a basis for his decisions.

•       Dennis J. Shaughnessy, a Committee member, relies on his personal experience serving in the capacity of Executive Chairman of FTI Consulting, as well as his many years of experience in the venture capital and private equity industries. In these other capacities, Mr. Shaughnessy has, on many occasions, worked closely with leading compensation consulting firms on matters of executive compensation. Mr. Shaughnessy used this experience and information derived from these and other sources as a basis for his decisions.

•       Other committee members, Morton F. Zifferer and Susan D. Goodman used their many years of executive level business experience to form a basis for their decisions.

The Committee also solicits detailed statistical and qualitative performance and financial information from executive officers relative to performance generally and to specific business units within the company, as a means to evaluate the performance of the executive officer or officers responsible for that business unit. The Committee also interviews executive officers from time to time to derive additional information that bears on their performance in more subjective areas such as teamwork, leadership, integrity and the individual’s ability to drive overall results. The compensation of Mr. Barnhill is determined exclusively by the Committee, while the compensation of the other named executive officers is determined by the Committee, but also takes into account the recommendations of Mr. Barnhill as President and Chief Executive Officer.

Based on our performance and our recent ability to retain our executive officers, the Committee believes that the executive compensation program’s current mix of compensation components, and its overall approach to executive compensation, is effective in achieving the desired objectives.

Annual Base Salary.   Base salary is the fixed component of an executive’s annual cash compensation and is set with the goal of attracting talented executives and adequately compensating and rewarding them for services rendered during the fiscal year. The Compensation Committee periodically reviews base salaries for our named executive officers on its own initiative and at the recommendation of the Chief Executive Officer. In reviewing base salaries, the Compensation Committee considers the named executive officer’s level of responsibility, the size and complexity of our businesses and organizational structure, changes in duties and responsibilities, our business and financial results, the relationship among base salaries paid to others within our Company, and its knowledge of base salaries paid by our peers to comparable executives.

Mr. Barnhill’s base salary has been set by contract and cannot be reduced. No other executive officer has a base salary set by contract.

Actual salaries paid to each named executive officer for our 2007 fiscal year are set forth in the “Summary Compensation Table” for 2007 Fiscal Year under the heading “Salary.”

Performance-Based Annual Cash Bonus (Value Share).   Target cash bonus awards are expressed as a percentage of the actual base salary paid to the named executive officer during each fiscal year. The percentages are determined by the Compensation Committee based upon the named executive officer’s job level and responsibilities and may vary for different officers or business units. We refer to this program as our Value Share Plan.

Early in each fiscal year, the Compensation Committee establishes specific performance objectives for the payment of cash bonus awards for that year. The performance objectives for each year are aligned with our growth and diversification strategies and may include: earnings per share, commercial customer growth, productivity measurements (i.e. net income as a percentage of revenues) and returns (i.e. return on assets). When establishing performance goals for a given year, the Compensation Committee reviews and discusses our business and financial plans for that year and their key underlying assumptions, expectations under then-existing and anticipated market conditions and the opportunity to generate shareholder value. Based on these and other factors, the Compensation Committee establishes various annual performance targets for purposes of the Value Share Plan. Cash bonuses are not paid unless we achieve a minimum earnings per share threshold.

Generally, following the close of each fiscal year, the Committee determines whether the performance objectives for the previous year have been achieved and evaluates and then rates the individual performance of each of the named executive officers for purposes of the Value Share Plan. This individual rating may increase or decrease the final cash bonus of a named executive officer. The Committee evaluates each named executive officer’s leadership skills and contribution by considering a variety of factors, including collaboration within the organization and the individual’s ability to drive overall results.

Actual bonus payments for our 2007 fiscal year are set forth in the Summary Compensation Table for 2007 Fiscal Year under the heading “Non-Equity Incentive Plan Compensation.”

Performance Stock Award Program and other Equity Incentives.   Our Performance Stock Award Program is designed to reward the achievement of business objectives that benefit our stockholders and to help us retain a successful and tenured management team. The Committee believes that providing equity based rewards to senior leaders and key contributors who are responsible for developing and executing our growth strategies is in the best interests of all shareholders. Beginning in fiscal year 2005, the Committee determined that moving equity based compensation away from stock options to performance-based and time-vested stock grants is generally more aligned with long-term shareholder interests. The Committee has not granted stock options since May 2003, but has granted Performance Stock Units (PSUs) to its named executive officers and other key contributors in each fiscal year beginning in fiscal year 2005. In August 2006, the Committee also made a restricted stock grant to our Chief Executive Officer in connection with his new employment agreement, as discussed further below.

Similar to the Value Share Plan, the Compensation Committee establishes specific performance objectives for the earning of shares under PSU awards. While those goals need not be the same as those established for the Value Share Plan, they are generally established on the basis of the same criteria and after similar consideration. However, the sole company performance metric for PSUs granted to date has been earnings per share, with the Committee typically establishing “threshold” and “target” earnings per share thresholds for each measurement year. No shares are earned if the “target” is not met and a maximum number of shares are earned if the “target” threshold is met, all consistent with the desire of the Committee to incent the executive officers to increase earnings per share for the benefit of all shareholders. As with the Value Share Plan, each executive officer’s performance is evaluated and rated by the Committee, and this rating may increase or decrease the final number of shares earned.

In the past, three year performance cycles were used, requiring the Committee to establish performance objectives for a three year period for purposes of PSU grants. More recently, however, in response to the inherent difficulties in predicting earnings per share performance over a three year period, PSUs have been granted with one year measurement periods, with any shares earned on the basis of performance during that period paid over a three or four year period, provided that the executive remains employed at the respective payment dates. The Committee believes this is more manageable and more appropriately rewards both company performance and loyalty.

Similar to the Value Share Plan, following the close of each fiscal year, the Compensation Committee determines whether and to what extent the performance thresholds have been met for PSU purposes. When considering whether earnings per share performance thresholds have been met, the Committee considers the impact of these awards and payments under the Value Share Plan

Retirement and Other Benefits.   The key retirement and other benefits provided to our named executive officers, where applicable, are described below.

•       Executive Life Insurance.   Our named executive officers, excluding Mr. Barnhill, are provided life insurance benefits with coverage of $500,000. Mr. Barnhill is paid certain amounts in lieu of life insurance (see the Summary Compensation Table for 2007 Fiscal Year for more information).

•       Long-Term Care Insurance.   Our named executive officers are provided with long-term care insurance with coverage of up to $200 per day, adjusted annually, to reimburse for costs associated with nursing home care, hospice care, assisted living facility care and home-based care.

•       Supplemental Long-Term Disability.   If a named executive officer should become disabled and unable to work for a period lasting more than 90 days, this benefit will provide a level of income not covered by our group long-term disability plan. Our group long-term disability plan provides coverage for up to two-thirds of salary and bonus, up to a maximum base salary of $144,000. The supplemental long-term disability benefit extends such coverage to our named executive officers. See the Potential Payments Upon Termination or Change in Control table below for details on each executive’s current disability coverage.

•       Supplemental Executive Retirement Plan (SERP).   Mr. Barnhill has been provided a supplemental executive retirement plan, which will provide Mr. Barnhill (and his spouse if so elected) with a $75,000 annual pension benefit payable upon Mr. Barnhill’s retirement or for termination of employment for reasons other than cause (as defined in his employment agreement).

•       401(k) Plan and Team Member Stock Purchase Plan.   The named executive officers are also eligible to participate in our 401(k) and Team Member Stock Purchase Plan, which are both open to all of our employees.

The Compensation Committee has determined that providing the benefits described above is necessary to remain competitive and to further the goals of the Committee in attracting, retaining and motivating executives who can significantly contribute to our short-term and long-term success, and to develop the overall talent of the Company. The named executive officers are also eligible to participate in the same medical, dental and similar welfare benefit programs that are available to our other employees.

Executive Perquisites.   The Compensation Committee believes that it has taken a conservative approach to perquisites. We provide Mr. Barnhill with golf and social club memberships, used exclusively or primarily for corporate development and business generation purposes. See the “Summary Compensation Table” for an itemized disclosure of perquisites for Mr. Barnhill. Each of the other named executive officers were the beneficiaries of minor perquisites in fiscal year 2007, which in the aggregate totaled less than $10,000 each. The Committee has considered these perquisites and has determined them to be reasonable and appropriate.

Employment Agreements / Severance and Change in Control Arrangements

Mr. Barnhill.   Pursuant to the terms of an employment agreement between the Company and Mr. Barnhill entered into on August 31, 2006, Mr. Barnhill continues to be employed as President and Chief Executive Officer, and has agreed to continue to serve as Chairman of the Board of Directors, for an initial term of five fiscal years, through fiscal year 2011; and Mr. Barnhill has agreed then to continue to be employed as Executive Chairman, commencing with fiscal year 2012 and continuing through fiscal year 2016. The overall objective of the Committee in formulating this new arrangement was to provide for an extended employment term to better assure Mr. Barnhill’s active long-range participation in the pursuit of ongoing Company initiatives, in the development and execution of new initiatives, and in the formulation and implementation of a leadership succession and transition plan. As Executive Chairman beginning in fiscal year 2012, Mr. Barnhill will initially be responsible for leadership transition, and while working on a reduced schedule, is expected to serve as a Senior Advisor to a new Chief Executive Officer and to the Board of Directors, using his experience and role as founder and past Chief Executive Officer, to help guide continued growth and development. The employment agreement further anticipates that, subject to his being eligible and qualified to serve, and to his being reelected from time to time during the ten fiscal year period covered thereby, Mr. Barnhill will remain as a member of the Board of Directors, initially as Chairman and subsequently as Executive Chairman. In connection with and at the time of execution of the employment agreement, and in order to further incentivise Mr. Barnhill over the long term, Mr. Barnhill received a Restricted Stock Award for 150,000 shares of Common Stock under our Amended and Restated 1994 Stock Incentive Plan.

The Compensation Committee believes that, as the founder and chief visionary of the Company, Mr. Barnhill’s situation is different than that of the other executives and determined to provide for, among other things, material benefits to him and/or his estate in the event of a termination without cause, or his death or his disability prior to a change in control, or in the event of a termination for any reason following a change in control, as well as acceleration of equity awards upon the occurrence of a change in control. This, the Compensation Committee believes, is consistent with his stature, but more importantly will allow him to focus on his duties at hand and provide him security should his employment be terminated through no fault of his own. In addition, in establishing his employment agreement, it was the intention of the Committee that Mr. Barnhill not be forced to remain as an employee of the Company following a change in control and to obtain protection for the Company in the nature of an agreement on the part of Mr. Barnhill not to compete with the Company for a period of time following termination of his employment.

The Committee also recognized the value to Mr. Barnhill of remaining in a position of substantial authority and that, upon a change in control, Mr. Barnhill, as the largest stockholder of the Company, would likely receive a significant benefit through his stock ownership. Because of Mr. Barnhill’s significant equity stake, there was little concern that the prospect of change in control payments would influence his actions in a change in control situation. Accordingly, the agreement provides for payment upon termination of his employment for whatever or no reason following a change in control (sometimes referred to as a “single trigger”). The agreement does, however, generally provide for a lower multiple of base salary and incentive compensation for termination following a change in control (one times) as compared to prior (three times), but in the case of termination following a change in control the Company agreed also to pay an amount to compensate for any additional tax liabilities incurred by him as a result of payments deemed in connection with a change in control. As a general matter, upon a termination of Mr. Barnhill by the Company prior to a change in control through no fault or failure on his part (including upon death or disability), he will be entitled to continued salary and cash bonus payments for as many as three years, as well as acceleration of earned but not yet vested PSUs (consistent with all PSU holders) and the unvested portion of his restricted stock grant, and the continuation of insurance or similar benefits (or a cash payment in lieu) for a period of three years, and payment under his SERP plan. Upon termination for any reason following a change in control, he will be entitled to continued salary and cash bonus payments for the remainder of the then current fiscal year, payment of the greater of (a) $1.2 million and (b) the sum of his annual salary and target bonus, as well as acceleration of all PSUs as though all targets had been met and acceleration of the non-vested portion of his restricted stock grant, and the continuation of insurance or similar benefits (or a cash payment in lieu) for a period of one year. Upon the occurrence of the change in control, all of Mr. Barnhill’s earned PSUs with respect to completed measurement periods accelerate and are fully paid and any unearned PSUs with respect to the then current measurement period are earned and fully paid as though all targets had been met; and the non-vested portion of his restricted stock grant also vests and the restrictions lapse. In addition, and reflective of the difference in the amount payable to him prior as compared to subsequent to a change in control, the Company is obligated following a change in control to pay Mr. Barnhill in cash such additional amount as necessary so that the total amount received by him and associated a change in control, after accounting for the tax imposed under Section 4999(a) of the Internal Revenue Code, will not be less than the net after tax amount that would have been received had such tax not been imposed. The foregoing discussion is qualified in its entirety by the specific terms of the employment agreement and related documents. Reference is also made to the table entitled “Potential Payments Upon Termination or Change in Control” appearing on the following pages, for further detail and explanation.

Other Named Executive Officers.   The Company is also party to employment letter agreements with Mr. Garland and Mr. Rein. Each is entitled to receive performance based bonuses in accordance with the our incentive compensation program, and is provided severance payments of six months salary in the event that their employment is terminated by the Company “without good cause” or by them for “good reason,” as such terms are defined in the employment letter agreements. These arrangements were established at the time that each of Mesrrs. Garland and Rein joined us and are reflective of terms negotiated as part of the recruitment process.

Section 162(m) Policy.   It is our practice to attempt to ensure the deductibility of compensation under Internal Revenue Code Section 162(m), to the extent equitable and practical. Executive officer incentive awards (annual bonus and performance stock awards) are generally performance-based in accordance with the requirements of Section 162(m), but the Committee may decide to forgo Section 162(m) deductibility where there is a compelling business rationale, such as the restricted stock grant provided to Mr. Barnhill discussed above.

We reserve the right to provide non-deductible compensation in the future as deemed necessary or appropriate to meet our needs.

Certain termination payments to Mr. Barnhill detailed below in the “Potential Payments Upon Termination or Change in Control” table may not be deductible under Section 162(m).

The compensation that we pay to the named executive officers is expensed in our financial statements as required by U.S. generally accepted accounting principles. As one of many factors, the Compensation Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation. Beginning with our 2005 fiscal year, we began accounting for stock-based compensation under our Amended and Restated 1994 Stock and Incentive Plan and all predecessor plans in accordance with the requirements of Statement of Financial Accounting Standard (SFAS) No. 123 and No. 123(R), as applicable.

Stock Ownership Guidelines.   Although all of our named executive officers and Board members currently own shares of our Common Stock, we do not require any minimum holdings by our named executive officers or Board members.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for fiscal year 2007 and the Company’s 2007 proxy statement. This report is provided by the following independent directors, who comprise the Committee:

John D. Beletic (Chairman)
Susan D. Goodman
Dennis J. Shaughnessy
Morton F. Zifferer, Jr.

Stock-Based Compensation Plans

The Company’s Amended and Restated 1994 Stock and Incentive Plan (1994 Plan) provides for the grant or award to regular full-time employees (including officers) and non-employee directors of stock options, stock appreciation rights, restricted stock, restricted stock units and other performance awards, which may be denominated in shares of Common Stock or other securities of the Company. The maximum number of shares of Common Stock issuable pursuant to awards granted under the 1994 Plan is 1,758,750, subject to adjustment to reflect stock splits and other similar events. As of June 4, 2007, 289,653 shares of Common Stock had been issued to participants pursuant to Performance Stock Units (PSUs) previously granted, and as of that same date, 261,714 additional shares of the Company’s Common Stock remained subject to issuance pursuant to outstanding PSUs (not including PSU grants totaling 173,000 shares made on June 6, 2007). The 261,714 shares have been earned as of June 4, 2007 and will be paid in accordance with the terms of the applicable PSU awards, provided that the respective participants remain employed by or associated with the Company on the respective payment dates. Also as of June 4, 2007, options for 322,908 shares had been granted and exercised and options for 159,500 shares had been granted and remained outstanding (i.e., had not lapsed, been cancelled, repurchased or expired), under the 1994 Plan. The Company has also issued Mr. Barnhill a restricted stock grant of 150,000 shares. Accordingly, as of June 4, 2007, the number of shares of Common Stock available for future award grants under the 1994 Plan was 574,974. The shares of Common Stock underlying any awards granted under the 1994 Plan that either expire or are terminated or cancelled for any reason, without the issuance of the shares or payment in accordance with the terms of the corresponding award agreement, are available for future awards under the 1994 Plan.

As noted above, on June 6, 2007, the Compensation Committee, with the unanimous concurrence of the full Board of Directors, made additional PSU awards to 75 key individuals (including the named executive officers, other members of the Company’s management, key contributors and directors) providing them with the opportunity to earn up to 173,000 shares of Common Stock in the aggregate, depending upon whether certain “threshold” or “target” earnings per share targets are met and individual performance metrics are satisfied in fiscal year 2008. These PSUs have only one measurement year (fiscal year 2008), with any shares earned based on fiscal year 2008 performance to vest 25% on or about each of May 1 of 2008, 2009, 2010 and 2011, provided that the participant remains employed by or associated with the Company on each such date. The earnings per share targets for these PSUs are $1.25 per share for threshold and $1.55 for target. The earnings per share targets include, once again for fiscal year 2008, the compensation expense for the PSUs. Of this amount, Mr. Barnhill received 14,000 PSUs and the other named executive officers all received 10,500 PSUs each. Also, Messrs. Beletic, Konsynski, Okrent, Shaughnessy and Zifferer each received 4,000 PSUs.

In addition, the Company maintains the Team Member Stock Purchase Plan. This plan permits eligible employees to purchase up to an aggregate of 300,000 shares of the Company’s Common Stock at 85% of the lower of the market price on the first day of a six-month period and the market price on the last day of that same six-month period. During fiscal year 2007, 7,902 shares were sold to employees under this plan.

Equity Compensation Plan Information

The following table sets forth information as of April 1, 2007, the last day of fiscal year 2007, with respect to the Company’s Amended and Restated 1994 Stock and Incentive Plan, Team Member Stock Purchase Plan, and options granted pursuant to other compensation arrangements.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,190,172 (1)	$8.07 (2)	806,467 (3)

(1)          Includes options exercisable for an aggregate of 185,000 shares of Common Stock, the non-vested portion of the restricted stock grant made to Mr. Barnhill of 135,000 shares, and an aggregate of 870,172 shares of Common Stock subject to issuance pursuant to performance stock units, or PSUs, in each case granted pursuant to the Amended and Restated 1994 Stock and Incentive Plan (1994 Plan). Of the 870,172 shares subject to issuance pursuant to PSUs, 420,474 shares have been earned and will be issued on or about May 1, 2007, 2008, 2009 and 2010, provided that the respective participants remain employed by or associated with the Company on each of these issue dates, subject, however, to accelerated vesting upon a change in control or termination of service under certain circumstances. The remaining 449,698 shares not earned were cancelled on May 1, 2007. Does not reflect additional PSUs issued on June 6, 2007 which provide participants with the opportunity to earn up to an aggregate of 173,000 shares of Common Stock on the basis of fiscal year 2008 Company and individual performance.

(2)          Reflects a weighted average exercise price of $8.07 per share for 185,000 issued and outstanding options, and no exercise price per share to be paid for shares issuable pursuant to PSUs.

(3)          Includes 231,493 shares of Common Stock available for purchase under the Team Member Stock Purchase Plan and 574,974 shares remaining available for issuance pursuant to future award grants under the 1994 Plan. Does not reflect PSUs issued on June 6, 2007 pursuant to the 1994 Plan, which provide participants with the opportunity to earn up to an aggregate of 173,000 shares of Common Stock on the basis of fiscal year 2008 Company and individual performance.

Summary Compensation Table for Fiscal Year 2007

The following table summarizes the compensation awarded to, earned by, or paid to the Company’s Chief Executive Officer and Chief Financial Officer during fiscal year 2007 and the Company’s other three most highly compensated executive officers at fiscal year end 2007 (the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value		All Other Compensation		Total(10)
Robert B. Barnhill Jr., Chairman of the Board, President and Chief Executive Officer	2007	$619,616	$483,551	$61,632	$538,000	$—	(4)	$134,989	(5)	$1,837,788
Gerald T. Garland, Senior Vice President, Solutions Development and Product Management	2007	308,846	162,706	6,620	192,000	—		12,476	(6)	682,648
Douglas A. Rein, Senior Vice President, Fulfillment and Operations	2007	258,654	145,593	1,920	148,000	—		6,810	(7)	560,977
Said Tofighi, Senior Vice President, Market Development and Sales	2007	256,731	105,152	583	148,000	—		6,541	(8)	517,007
David M. Young, Senior Vice President, Chief Financial Officer and Corporate Secretary	2007	256,731	107,468	378	148,000	—		4,690	(9)	517,267

          (1) This column represents the dollar amount recognized by the Company for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of PSUs awards made in fiscal year 2007, as well as prior fiscal years, in accordance with SFAS 123R. For Mr. Barnhill, the column also includes $237,600 recognized by the Company for financial reporting purposes with respect to a restricted stock award in fiscal year 2007. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See the Grants of Plan-Based Awards Table for information on awards made in fiscal year 2007. The dollar amounts shown above reflect the Company’s accounting expense for these awards, and do not necessarily correspond to the actual value that will be recognized by the named executive officers. For a discussion of the assumptions made in the valuation of these awards see the notes to the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended April 1, 2007.

          (2) This column represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year for the fair value of stock options granted to each of the named executives, in prior fiscal years, in accordance with SFAS 123R. No stock options were granted in fiscal year 2007. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect the Company’s accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the named executives. For a discussion of the assumptions made in the valuation of these awards see the notes to the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended April 1, 2007.

          (3) Represents bonuses paid pursuant to the Company’s Value Share Plan.

          (4) During fiscal year 2007, the Company entered into an Employment Agreement which superseded the Employment Agreement previously entered into between the Company and Mr. Barnhill. As a result, the Company changed the assumption used for Mr. Barnhill’s retirement date, to the Company’s benefit, in valuing Mr. Barnhill’s Supplemental Employment Retirement Plan in fiscal year 2007. The effect of this change of assumption resulted in a reduction in the value recorded by the Company for this Plan during fiscal year 2007 of $230,500.

          (5) Includes, (i) premiums in the amount of $12,500 for a life insurance policy; (ii) payments made to Mr. Barnhill in lieu of split-dollar insurance policy cancelled in 2003 in the amount of $65,000; (iii) $2,397 allocated to Mr. Barnhill’s Retirement Savings Plan account; (iv) premiums of $7,842 and $5,710 for long-term care insurance and supplemental long-term disability coverage, respectively; (v) $35,082 for membership fees to various organizations that are used either exclusively or primarily for corporate development and business generation purposes; and (v) spousal travel of $6,458. Mr. Barnhill’s spouse is also employed by the Company and the travel expenses noted above are typically business related. Ms. Barnhill performs administrative and event planning functions and her current annual salary of $36,000 is not included in the above table. Total membership fees include annual dues of $12,100 paid to a club that certain employees use for business generation and corporate purposes. This particular club requires that a specific individual be designated as the member, even though this is a corporate membership. Currently, Mr. Barnhill is designated as that member.

          (6) Represents $1,196 allocated to Mr. Garland’s Retirement Savings Plan Account, $1,655 in premiums for supplemental life insurance coverage, $2,565 in premiums for long-term care insurance and $7,060 in premiums for supplemental long-term disability coverage.

          (7) Represents $847 allocated to Mr. Rein’s Retirement Savings Plan Account, $835 in premiums for supplemental life insurance coverage, $2,302 in premiums for long-term care insurance and $2,826 in premiums for supplemental long-term disability coverage.

          (8) Represents $1,258 allocated to Mr. Tofighi’s Retirement Savings Plan Account, $855 in premiums for supplemental life insurance coverage, $2,427 in premiums for long-term care insurance and $2,001 in premiums for supplemental long-term disability coverage.

          (9) Represents $889 allocated to Mr. Young’s Retirement Savings Plan Account, $450 in premiums for supplemental life insurance coverage, $2,040 in premiums for long-term care insurance and $1,311 in premiums for supplemental long-term disability coverage.

    (10) The percentage of total salary and non-equity incentive plan compensation as a percentage of total compensation is 64% for Mr. Barnhill, 73% for Mr. Garland, 72% for Mr. Rein and 78% for Messrs. Tofighi and Young.

Grants of Plan-Based Awards in Fiscal Year 2007

The following table provides information about cash and equity awards granted to or earned by the named executive officers for fiscal year 2007. All of the equity grants have been made under the Company’s Amended and Restated 1994 Stock and Incentive Plan. Grants of non-equity incentive plan awards are made under the Company’s Value Share Plan.

		Estimated Possible Cash Payouts Under Non-Equity Incentive Plan			Estimated Future Payouts Under Equity Incentive		All Other Stock Awards: Number of	Grant	Full Grant
	Grant	Awards ($)(1)			Plan Awards (shares)		Shares of	Price of	Date Fair
Name	Date	Threshold	Target	Maximum	Threshold(2)	Target(2)	Stock(3)	Awards(4)	Value(5)
Robert B. Barnhill Jr.	5/4/06	$75,000	$600,000	$1,171,875
	4/20/06				15,000	30,000		$12.87	$386,100
	8/25/06						150,000	$15.84	2,376,000
Gerald T. Garland	5/4/06	24,375	195,000	380,859
	4/20/06				12,375	24,750	—	$12.87	318,533
Douglas A. Rein	5/4/06	18,750	150,000	292,969
	4/20/06				10,500	21,000	—	$12.87	270,270
Said Tofighi	5/4/06	18,750	150,000	292,969
	4/20/06				10,500	21,000	—	$12.87	270,270
David M. Young	5/4/06	18,750	150,000	292,969
	4/20/06				10,500	21,000	—	$12.87	270,270

(1)             Represents possible payouts under the Value Share Plan. If actual fiscal year 2007 results had not reached the threshold level, actual payouts would have been $0 to each of the named executive officers. Actual payouts related to fiscal year 2007 were $538,000 for Mr. Barnhill, $192,000 for Mr. Garland and $148,000 for Messrs. Rein, Tofighi and Young.  See “Compensation Discussion and Analysis” for more information on the Value Share Plan.

(2)             The target column represents the number of shares available to be earned under Performance Stock Units, or  PSUs, awarded to each named executive officer in fiscal year 2007. Each PSU represents the right to earn one share of Common Stock provided that both Company and individual performance goals are achieved. Each of the awards had a one year (fiscal year 2007) performance cycle. The number of shares earned is determined on the basis of diluted earnings per share achieved by the Company during the fiscal year, adjusted for an individual performance factor. The threshold and target earnings per share, were set on the grant date.  Actual fiscal year 2007 earnings per share exceeded the target earnings per share, and accordingly, each named executive officer earned the number of shares identified in the target column. These shares vest and are paid in equal installments on or about May 1 of 2007, 2008, 2009 and 2010, provided the recipient remains employed by or associated with the Company on each of these dates, subject, however, to accelerated vesting upon a change in control or termination of service under certain circumstances. The threshold column represents the number of shares that would have been earned if threshold earnings per share were achieved.  If the threshold earnings per share was not achieved, no shares would have been earned by the named executive officers. Achievement of all earnings per share targets is determined only after taking into account the expense associated with payment under the PSU awards. In no instances, can the maximum payout exceed the number of shares represented by the number of PSUs identified in the target column. Actual earnings per share below the threshold earnings per share amount results in no shares earned.

(3)             Represents a grant of 150,000 shares of the Company’s Common Stock to Mr. Barnhill as a restricted stock award. These shares vest ratably over ten fiscal years, 15,000 per year, beginning on the last day of fiscal year 2007 and ending on the last day of fiscal year 2016, subject, however, to the terms applicable to the award, including terms providing for possible acceleration of vesting or forfeiture.

(4)             This column shows the price of our Common Stock on the award date for the corresponding PSUs or restricted stock award, (April 20, 2006 for the PSU awards and August 25, 2006 for the restricted stock grant to Mr. Barnhill).

(5)             This column shows the full award date fair value of the PSU awards and restricted stock grants under SFAS 123R on the award date, assuming for PSUs that target earnings per share are achieved.

Narrative Supplement to the Summary Compensation Table and the Grants of Plan-Based Awards in Fiscal Year 2007

Mr. Barnhill:   As more fully described in “Compensation Discussion and Analysis,” the Company and Mr. Barnhill are party to an employment agreement, dated August 31, 2006. Pursuant to the terms of that agreement, Mr. Barnhill agreed to continue to serve as Chairman of the Board of Directors, for an initial term of five fiscal years, through fiscal year 2011, and has agreed then to continue to be employed as Executive Chairman, commencing with fiscal year 2012 and continuing through fiscal year 2016. For the initial five fiscal years, Mr. Barnhill’s base annual salary was increased for the first time since 2000, to $600,000, and during the subsequent five (5) fiscal years, Mr. Barnhill’s base annual salary is initially established at $200,000. During the entire term, he remains eligible for salary increases as determined by the Compensation Committee, and for additional cash bonuses and equity awards in accordance with the Company’s incentive compensation program. Mr. Barnhill’s annual cash bonus target will be not less than 100% of his annual base salary, as applicable during the term of the employment agreement. The employment agreement also provides for the continuation of benefits previously provided to him. In connection with and at the time of execution of the employment agreement, and in order to further incentivise Mr. Barnhill over the long term, Mr. Barnhill received a restricted stock award for 150,000 shares of Common Stock under the our Amended and Restated 1994 Stock Incentive Plan. The employment agreement (including the restricted stock award) includes specific payouts/accelerated vesting and for various methods of termination of this agreement by either party. These payouts are more fully described in the “Potential Payments Upon Termination or Change in Control” table for Mr. Barnhill below.

Other Named Executive Officers:   The Company is also party to employment letter agreements with Mr. Garland and Mr. Rein.  Each is entitled to receive performance based bonuses in accordance with the our incentive compensation program, and is provided severance payments of six months salary in the event that their employment is terminated by the Company “without good cause” or by them for “good reason,” as such terms are defined in the employment letter agreements. These arrangements were established at the time that each of Messrs. Garland and Rein joined us and are reflective of terms negotiated as part of the recruitment process. Messrs. Tofighi and Young are not party to employment agreements with the Company.

Value Share:   The Compensation Committee maintains a performance-based cash bonus plan, referred to as our Value Share Plan. Awards are expressed as a percentage of the actual base salary paid to the named executive officer during each fiscal year. The percentages are determined by the Compensation Committee based upon the named executive officer’s job level and responsibilities and may vary for different officers or business units. Early in each fiscal year, the Compensation Committee establishes specific performance objectives for the payment of cash bonus awards for that year. Cash bonuses are not paid unless we achieve a minimum earnings per share threshold. Generally, following the close of each fiscal year, the Committee determines whether the performance objectives for the previous year have been achieved and evaluates and then rates the individual performance of each of the named executive officers for purposes of the Value Share Plan. This individual rating may increase or decrease the final cash bonus of a named executive officer.

Performance Stock Awards:   Beginning in fiscal year 2005, the Compensation Committee began granting performance-based and time-vested stock grants, we refer to as Performance Stock Units (PSUs). Each PSU entitles the participant to earn shares of our Common Stock, but only after earnings per share and, for non-director employee participants, individual performance targets are met over a defined performance cycle. Performance cycles, which are fixed for each grant at the date of grant, range from one to three years. Once earned, shares vest and are issued over a specified period of time determined at the time of the grant, provided that the participant remains employed by or associated with the Company at the time of share issuance. Earnings per share targets, which take into account the earnings impact of this program, are set by the Board of Directors in advance for the complete performance cycle at levels designed to grow shareowner value. If actual performance does not reach the minimum annual or cumulative threshold targets, no shares are issued. At the end of each fiscal year, each executive officer’s performance is evaluated and rated by the Committee, and this rating may increase or decrease the final number of shares earned.

Outstanding Equity Awards at 2007 Fiscal Year End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)(7)
Robert B. Barnhill Jr.	15,000			$11.92	10/29/09	135,000	(2)	$3,670,650
	15,000			$7.83	04/30/11	19,855	(3)	539,857
	15,000			$9.33	07/31/11	4,000	(4)	108,760
	15,000			$9.60	10/31/11	8,500	(5)	231,115
	15,000			$11.73	01/31/12	30,000	(6)	815,700
	15,000			$9.06	04/30/12
	45,000			$5.20	03/20/13
Gerald T. Garland		6,000		$4.38	04/17/09	15,141	(3)	411,684
						3,125	(4)	84,969
						24,750	(6)	672,953
Douglas A. Rein						14,400	(3)	391,536
						2,750	(4)	74,773
						21,000	(6)	570,990
Said Tofighi						5,244	(3)	142,584
						3,125	(4)	84,969
						21,000	(6)	570,990
David M. Young	3,000			$7.73	07/20/07	5,747	(3)	156,261
						3,125	(4)	84,969
						21,000	(6)	570,990

(1)             All outstanding options vest 30% after two years, 60% after three years and 100% after four years. All outstanding options are fully vested as of the end of the fiscal year with the exception of an option held by Mr. Garland for 6,000 shares (which subsequently vested on April 17, 2007). At grant, this option was for 15,000 shares. Mr. Garland previously exercised this option to the extent of 9,000 shares. The options currently held by Mr. Garland and Mr. Young have a six year life from the grant date, and the options currently held by Mr. Barnhill have a ten year life from the grant date.

(2)             Represents a grant on August 25, 2006 of a restricted stock award for 150,000 shares of Common Stock. These shares vest ratably over ten fiscal years, beginning on the last day of fiscal year 2007 and ending on the last day of fiscal year 2016, subject, however, to the terms applicable to the award, including terms providing for possible acceleration of vesting or forfeiture. Accordingly, 15,000 shares vested on April 1, 2007, leaving a remaining balance of 135,000 shares not vested on April 1, 2007.

(3)             Relates to a PSU award made April 9, 2004 which has a four year vesting period. The non-vested shares will vest and be paid in equal installments on or about May 1, 2007 and 2008, provided that the participant remains employed by the Company on those respective dates.

(4)             Relates to a PSU award made May 1, 2005 which has a three year vesting period. The non-vested shares will vest in equal installments on or about May 1, 2007 and 2008, provided that the participant remains employed by the Company on those respective dates.

(5)             Relates to a PSU award made August 10, 2005 which has a three year vesting period. The non-vested shares will vest in equal installments on or about May 1, 2007 and 2008, provided that the participant remains employed by the Company on those respective dates.

(6)             Relates to a PSU award made April 20, 2006 which has a four year vesting period. The non-vested shares will vest in equal installments on or about May 1, 2007, 2008, 2009 and 2010, provided that the participant remains employed by the Company on those respective dates, subject, however, to accelerated vesting upon a change in control or termination of service in certain circumstances.

(7)             Based on the fair market value of our Common Stock on March 30, 2007 ($27.19).

(8)             At April 1, 2007, the named executive officers collectively held PSU awards for 159,530 shares in respect of which performance goals had not been met. These PSUs are not shown above, because based on either fiscal year 2007 performance or cumulative fiscal years 2005-2007 performance, the shares cannot be earned. Accordingly, these PSU awards were cancelled on May 1, 2007, and the shares previously underlying these awards are now available for future awards under the Amended and Restated 1994 Stock and Incentive Plan.

Option Exercises and Stock Vested for Fiscal Year 2007

The following table summarizes the option exercises and vesting of stock awards for each of the named executive officers during fiscal year 2007.

	Options Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized Upon Exercise ($)(1)		Number of Shares Acquired Upon Vesting (#)		Value Realized on Vesting ($)(2)
Robert B. Barnhill Jr.	—		—		27,036	(5)	567,327	(5)
Gerald T. Garland	9,000	(3)	162,900	(3)	6,611	(6)	87,596	(6)
Douglas A. Rein	15,000	(4)	224,700	(4)	5,497	(7)	72,835	(7)
Said Tofighi	—		—		3,159	(8)	41,857	(8)
David M. Young	—		—		3,496	(9)	46,322	(9)

(1)          Represents the difference between the exercise price and the fair market value of our Common Stock on the date of exercise.

(2)          Represents the fair market value of the Common Stock award on the date of vesting.

(3)          Mr. Garland exercised options for 9,000 shares on November 10, 2006. The market price of our Common Stock on that date was $22.48 and the exercise price on these options was $4.38 per share.

(4)          Mr. Rein exercised options for 15,000 shares on November 7, 2006. The market price of our Common Stock on that date was $22.71 and the exercise price on these options was $7.73 per share.

(5)          Represents a grant on August 25, 2006, of 150,000 shares of our Common Stock as a restricted stock award. These shares vest ratably over ten fiscal years, 15,000 shares per year, beginning on the last day of fiscal year 2007 and ending on the last day of fiscal year 2016, subject, however, to the terms applicable to the award, including terms providing for possible acceleration of vesting or forfeiture. Accordingly, 15,000 shares vested on April 1, 2007. The market price of our Common Stock on March 30, 2007 (the last business day of our fiscal year) was $27.19. Also includes 5,786 shares related to a PSU award made April 9, 2004, 2,000 shares related to a PSU award made May 1, 2005 and 4,250 shares related to a PSU award made August 10, 2005. In accordance with the terms of the applicable PSU award, these shares all vested on May 4, 2006, when the market price of our Common Stock was $13.25 per share.

(6)          Includes 5,048 shares related to a PSU award made April 9, 2004 and 1,563 shares related to a PSU award made May 1, 2005. In accordance with the terms of the applicable PSU award, these shares all vested on May 4, 2006, when the market price of our Common Stock was $13.25 per share.

(7)          Includes 4,122 shares related to a PSU award made April 9, 2004 and 1,375 shares related to a PSU award made May 1, 2005. In accordance with the terms of the applicable PSU award, these shares all vested on May 4, 2006, when the market price of our Common Stock was $13.25.

(8)          Includes 1,596 shares related to a PSU award made April 9, 2004 and 1,563 shares related to a PSU award made May 1, 2005. In accordance with the terms of the applicable PSU award, these shares all vested on May 4, 2006, when the market price of our Common Stock was $13.25.

(9)          Includes 1,933 shares related to a PSU award made April 9, 2004 and 1,563 shares related to a PSU award made May 1, 2005. In accordance with the terms of the applicable PSU award, these shares all vested on May 4, 2006, when the market price of our Common Stock was $13.25.

Pension Benefits for Fiscal Year 2007

The following table sets forth information on the pension benefits for our named executive officers:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit		Payments During Last Fiscal Year ($)
Robert B. Barnhill Jr.	SERP	n/a	$844,226	(1)	—
Gerald T. Garland	—	—	—		—
Douglas A. Rein	—	—	—		—
Said Tofighi	—	—	—		—
David M. Young	—	—	—		—

(1)          Pursuant to the terms of his previous and current employment agreement, the Company provides Mr. Barnhill with a supplemental executive retirement plan (SERP), which will provide a $75,000 annual pension benefit payable upon Mr. Barnhill’s retirement or termination of employment for reasons other than cause (as defined in the employment agreement). Mr. Barnhill has already reached the “normal retirement date” as defined in the SERP of age 62. The Company records the present value of accumulated benefits based on Mr. Barnhill’s assumed continued employment for an additional 4 years as called for in his employment agreement. The present value of accumulated benefit of the SERP recorded in the Company’s financial statements is $574,187. The amount in the above table is the present value of accumulated benefit using the assumption that Mr. Barnhill will retire immediately since he has already reached his “normal retirement date”.

Nonqualified Deferred Compensation for Fiscal Year 2007

We do not provide a deferred compensations plan to our named executive officers.

Potential Payments Upon Termination or Change in Control

The tables below show the estimated incremental value transfer to each named executive officer under various scenarios relating to a termination of employment. The tables below assume that such termination occurred on April 1, 2007, the last day of our 2007 fiscal year. Our stock price on the last business day of our 2007 fiscal year was $27.19. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment and would vary from those listed below. The estimated amounts listed below are in addition to any other benefits that are available to our team members generally.

Robert B. Barnhill, Jr.(8)	Prior to Change in Control— Resignation Without Good Reason/ Retirement(1)	Prior to Change in Control— Termination for Cause(2)	Prior to Change in Control— Resignation for Good Reason/ Termination not for Cause or Disability(3)	Prior to Change in Control— Death(4)	Prior to Change in Control— Disability(5)	Change in Control(6)	Following Change in Control— Termination for Any Reason(7)
Cash severance, including amounts in lieu of incentive compensation	$—	$—	$4,200,000	$4,200,000	$4,200,000	$—	$1,800,000
Value of Performance Stock Unit Awards subject to accelerated vesting	—	—	1,695,432	1,695,432	1,695,432	2,618,941	—
Value of restricted stock grants subject to accelerated vesting	—	—	3,670,650	3,670,650	3,670,650	3,670,650	—
SERP lump sum value payout	844,226	844,226	844,226	844,226	844,226	—	844,226
Disability benefits	—	—	—	—	306,600	—	—
Excise and 409A Tax (grossed up)	—	—	—	—	—	—	3,783,577

(1)          If Mr. Barnhill had retired or resigned without good reason effective April 1, 2007 and prior to a change in control, he would have been entitled to the indicated cash benefit under his SERP agreement (equal to the present value at April 1, 2007). Mr. Barnhill would not have been entitled to any cash severance, and the non-vested portion of his 150,000 share restricted stock grant would have been forfeited. Mr. Barnhill would also not have been entitled to receive any shares under outstanding PSUs, including earned but non-vested shares, as he has not reached the “Normal Retirement Date” of 65 years, as defined pursuant to the terms of the PSU agreements.

(2)             If, prior to a change in control, his employment had been terminated by the Company for cause, Mr. Barnhill would not have been entitled to any cash severance, and in accordance with our PSU agreements, would not have been entitled to receive any shares under outstanding PSU awards, including earned but non-vested shares; and the non-vested portion of his restricted stock grant of 150,000 shares of Common Stock received in fiscal year 2007 would have been forfeited and cancelled. Mr. Barnhill would, however, have been entitled to the indicated cash benefits under his SERP (equal to the present value at April 1, 2007) because he has already reached normal retirement age of 62, as defined in the SERP.

(3)             If, prior to a change in control, Mr. Barnhill had terminated his employment for good reason or if the Company terminated his employment other than for cause or death/disability, he would have been entitled to the following:

•        continuation of base salary at the rate in effect on the termination date (currently $600,000) for a period of three years;

•        an amount equal to the Target Bonus established for the fiscal year in which the termination date occurs (equal to 100% base salary, or $600,000) (but not less than the greater of the prior year Target Bonus ($450,000) or the actual bonus paid or payable for the prior year ($300,000)) pro-rated for the number of days from the beginning of the fiscal year to the termination date;

•        an annual payment in lieu of incentive compensation in an amount equal to such Target Bonus, on the first, second and third anniversary of termination;

•        full vesting of all shares earned, but not otherwise vested under PSU awards (62,355 shares, inclusive of PSUs earned on the basis of fiscal year 2007 performance), having the value indicated based on our year-end stock price;

•        full vesting of the non-vested portion of a restricted stock grant of 150,000 shares of Common Stock received in fiscal year 2007 (135,000 shares at April 1, 2007), having the value indicated, based on our year-end stock price;

•        the indicated cash benefit under his SERP (equal to the present value at April 1, 2007) because he has already reached normal retirement age of 62, as defined in the SERP; and

•        all benefits, including the annual payments for insurance as discussed in the “Summary Compensation Table” above, for a period of three years (or a cash equivalent amount).

(4)             If, prior to a change in control, Mr. Barnhill’s employment had been terminated by reason of his death, his personal representative or other successor would have been entitled to the following:

•        an amount equal to the Target Bonus established for the fiscal year in which the termination date occurs (equal to 100% of base salary, or $600,000) (but not less than the greater of the prior year Target Bonus ($450,000) or the actual bonus paid or payable for the prior year ($330,000)) pro-rated for the number of days from the beginning of the fiscal year to the termination date;

•        the greater of (A) $1,200,000 and (B) three times the sum of the following amounts: Mr. Barnhill’s annual base salary in effect on the termination date ($600,000), plus the Target Bonus for the fiscal year in which the termination date occurs ($600,000) (but not less than the greater of the prior year Target Bonus ($450,000) or the actual bonus paid or payable for the prior year ($330,000));

•        full vesting of all earned but not vested shares under PSU awards (62,355 shares, inclusive of PSUs earned on the basis of fiscal year 2007 performance), having the value indicated, based on our year-end stock price;

•        full vesting of the non-vested portion of Mr. Barnhill’s restricted stock grant of 150,000 shares of Common Stock received in fiscal year 2007 (135,000 shares at April 1, 2007), having the value indicated, based on our year-end stock price;

•        the indicated cash benefit under his SERP agreement (equal to the present value at April 1, 2007) because he has already reached normal retirement age of 62, as defined in the SERP; and

•        a cash payment equal to the value of the benefits that would have been afforded to Mr. Barnhill for the period of three years following the termination date, together with annual payments for insurance as discussed in the “Summary Compensation Table” above, for a period of three years.

(5)             If Mr. Barnhill’s employment had been terminated by either party on account of and upon disability, as defined in his employment agreement, Mr. Barnhill would have been entitled to the following:

•        an amount equal to the Target Bonus established for the fiscal year in which the termination date occurs (equal to 100% base salary, or $600,000) (but not less than the greater of the prior year Target Bonus ($450,000) or the actual bonus for the prior year ($330,000)) pro-rated for the number of days from the beginning of the fiscal year to the termination date;

•        the greater of (A) $1,200,000 and (B) three times the sum of the following amounts: Mr. Barnhill’s annual base salary in effect on the termination date ($600,000), plus the Target Bonus for the fiscal year in which the termination date occurs (equal to 100% of base salary or $600,000) (but not less than the greater of the prior year Target Bonus or the actual bonus paid or payable for the prior year); paid in equal monthly installments over a period of three years following the termination date;

•        full vesting of all earned, but not vested shares under PSU awards (62,355 shares, inclusive of shares earned on the basis of fiscal year 2007 performance), having the value indicated, based on our year-end stock price;

•        full vesting of the unvested portion of Mr. Barnhill’s restricted stock grant of 150,000 shares of Common Stock received in fiscal year 2007 (135,000 shares at April 1, 2007), having the value indicated, based on our year-end stock price;

•        the indicated cash benefit under his SERP agreement (equal to the present value as of April 1, 2007) because he has already reached normal retirement age of 62, as defined in the SERP;

•        disability benefits under a supplemental long-term disability policy; and

•        all benefits, including the annual payments for insurance as discussed in the “Summary Compensation Table” above, for a period of three years (or a cash equivalent amount).

(6)             Had a change in control occurred at April 1, 2007, and without regard to whether his employment continued, Mr. Barnhill would have been entitled to the following:

•        full vesting of all earned but not vested shares under PSU awards, together with any additional shares which would vest under outstanding PSU awards in the year in which the change in control occurs, as though earnings per share equals the target earnings per share and the individual’s performance factor is 100%; as of April 1, 2007, this would include 33,965 shares under April 2004 PSU awards, above what was actual earned based on fiscal year 2007 performance without the occurrence of a change in control, all having the value indicated, based on our year-end stock price; and

•        full vesting of the non-vested portion of Mr. Barnhill’s restricted stock grant of 150,000 shares of Common Stock received in fiscal year 2007 (135,000 shares at April 1, 2007), having the value indicated, based on our year-end stock price.

(7)             If Mr. Barnhill’s employment had been terminated by either party for any or no reason following a change in control, Mr. Barnhill would have been entitled to the following:

•        his current base salary ($600,000) for the balance of the fiscal year in which the termination occurs (for purposes of this schedule, because the termination occurs on the last day of the fiscal year, no amounts are included in the above schedule for this provision);

•        an amount equal to the Target Bonus established for the fiscal year in which the termination date occurs (equal to 100% base salary, or $600,000) (but not less than the greater of the prior year Target Bonus ($450,000) or the actual bonus for the prior year ($330,000)) pro-rated for the number of days from the beginning of the fiscal year to the termination date;

•        the greater of (A) $1,200,000 and (B) the sum of the following amounts: Mr. Barnhill’s annual base salary in effect on the termination date ($600,000), plus the Target Bonus for the fiscal year in which the termination date occurs ($600,000) (but not less than the greater of the prior year Target Bonus ($450,000) or the actual bonus for the prior year ($330,000));

•        the indicated cash benefits under his SERP (equal to the present value at April 1, 2007) because Mr. Barnhill has already reached normal retirement age of 62, as defined in the SERP;

•        a cash payment equivalent to the value of benefits that would have been afforded to Mr. Barnhill for the period of one year following the termination date and the annual payments for insurance as discussed in the “Summary Compensation Table” above, for a period of one year; and

•        if the above payments cause the imposition of a tax on Mr. Barnhill under section 4999(a) of the Internal Revenue Code, an amount as is necessary so that the total amount received after payment of any taxes on such total amount will not be less than the net after tax amount Mr. Barnhill would have received had such tax not been imposed.

(8)             Mr. Barnhill’s current employment agreement was filed as an exhibit to a Current Report of Form 8-K filed with the Securities and Exchange Commission on September 1, 2006. The information provided by this table is a summary and is qualified in all respects by the actual terms and provisions of the employment agreement and other applicable documents.

Gerald T. Garland	Retirement(1)	Resignation Without Good Reason/ Termination for Cause(2)	Termination not for Cause or Disability/ Resignation for Good Reason(3)	Death(4)	Disability(5)	Termination Following Change in Control(6)
Cash severance, including amounts in lieu of incentive compensation	$—	$—	$150,000	$—	$—	$150,000
Value of Performance Stock Unit Awards subject to accelerated vesting	—	—	1,169,605	1,169,605	1,169,605	1,777,329
Life Insurance	—	—	—	500,000	—	—
Disability benefits	—	—	—	—	229,200	—

(1)             If Mr. Garland retired on April 1, 2007, he would not have been entitled to any cash severance, and in accordance with our PSU agreements, would not have been entitled to receive any shares under outstanding PSU awards, including earned but non-vested shares, because he has not reached the Company’s Normal Retirement Date of 65 years as defined pursuant to the terms of the PSU agreement.

(2)             If Mr. Garland resigned without good reason or was terminated for cause on April 1, 2007, he would not have  been entitled to any cash severance, and in accordance with our PSU agreements, Mr. Garland would not have been entitled to receive any shares under outstanding PSUs, including earned but unvested shares.

(3)             If Mr. Garland had terminated his employment for good reason or if the Company terminated his employment other than for cause or death/disability, Mr. Garland would have been entitled to the following :

•        cash severance equal to six months of current base salary; and

•        full vesting of all shares earned, but not otherwise vested under PSU awards (43,016 shares, inclusive of PSUs earned on the basis of fiscal year 2007 performance), having the value indicated, based on our year-end stock price.

(4)             If Mr. Garland’s employment had been terminated by reason of his death, Mr. Garland’s beneficiary/estate would have become entitled to the following:

•        full vesting of all shares earned, but not otherwise vested under PSU awards (43,016 shares, inclusive of PSUs earned on the basis of fiscal year 2007 performance), having the value indicated, based on our year-end stock price; and

•        life insurance benefits equal to $500,000.

(5)             If Mr. Garland’s employment had been terminated by either party on account of and upon disability, Mr. Garland would have been entitled to the following:

•        full vesting of all shares earned, but not otherwise vested under PSU awards (43,016 shares, inclusive of PSUs earned on the basis of fiscal year 2007 performance), having the value indicated, based on our year-end stock price; and

•        disability benefits under a supplemental long-term disability policy.

(6)             If Mr. Garland’s employment had been terminated by either party upon a change in control, Mr. Garland would have been entitled to the following:

•        cash severance equal to six months of current base salary; and

•        full vesting of all earned but not vested shares under PSU awards, together with any additional shares which would vest under outstanding PSU awards in the year in which the change in control occurs, as though earnings per share equals the target earnings per share and the individual’s performance factor is 100%; as of April 1, 2007, which would include 22,351 shares under April 2004 PSU awards, above what was actual earned based on fiscal year 2007 performance without the occurrence of a change in control, all having the value indicated, based on our year-end stock price.

Douglas A. Rein	Retirement(1)	Resignation Without Good Reason/ Termination for Cause(2)	Termination not for Cause or Disability/ Resignation for Good Reason(3)	Death(4)	Disability(5)	Termination Following Change in Control(6)
Cash severance, including amounts in lieu of incentive compensation	$—	$—	$125,000	$—	$—	$125,000
Value of Performance Stock Unit Awards subject to accelerated vesting	—	—	1,037,299	1,037,299	1,037,299	1,544,854
Life Insurance	—	—	—	500,000	—	—
Disability benefits	—	—	—	—	200,400	—

(1)             If Mr. Rein retired on April 1, 2007, he would not have been entitled to any cash severance and in accordance with our PSU agreements, would not have been entitled to receive any shares under outstanding PSU awards, including earned but non-vested shares as he has not reached the Company’s Normal Retirement Date of 65 years as defined pursuant to the terms of the PSU agreement.

(2)             If Mr. Rein resigned without good reason or was terminated for cause on April 1, 2007, he would not have been entitled to any cash severance, and in accordance with our PSU agreements, Mr. Rein would not be entitled to receive any shares under outstanding PSUs, including earned but unvested shares.

(3)             If Mr. Rein had terminated his employment for good reason or if the Company terminated his employment other than for cause or death/disability, Mr. Rein would have been entitled to receive the following :

•        cash severance equal to six months of current base salary; and

•        full vesting of all shares earned, but not otherwise vested under PSU awards (43,016 shares, inclusive of PSUs earned on the basis of fiscal year 2007 performance), having the value indicated, based on our year-end stock price.

(4)             If Mr. Rein’s employment had been terminated by reason of his death, Mr. Rein’s beneficiary/estate would have become entitled to receive the following:

•        full vesting of all shares earned, but not otherwise vested under PSU awards (38,150 shares, inclusive of PSUs earned on the basis of fiscal year 2007 performance), having the value indicated, based on our year-end stock price; and

•        life insurance benefits equal to $500,000.

(5)             If Mr. Rein’s employment had been terminated by either party on account of and upon disability, Mr. Rein would have been entitled to receive the following:

•        full vesting of all shares earned, but not otherwise vested under PSU awards (38,150 shares, inclusive of PSUs earned on the basis of fiscal year 2007 performance), having the value indicated, based on our year end stock price; and

•        disability benefits under a supplemental long-term disability policy.

(6)             If Mr. Rein’s employment had been terminated by either party upon a change in control, Mr. Rein would have been entitled to receive the following:

•        cash severance equal to six months of current base salary; and

•        full vesting of all earned but not vested shares under PSU awards, together with any additional shares which would vest under outstanding PSU awards in the year in which the change in control occurs, as though earnings per share equals the target earnings per share and the individual’s performance factor is 100%; as of April 1, 2007, this would include 18,667 shares under April 2004 PSU awards, above what was actual earned based on fiscal year 2007 performance without the change in control, all having the value indicated, based on our year-end stock price.

Said Tofighi	Retirement(1)	Resignation Without Good Reason/ Termination for Cause(2)	Termination not for Cause or Disability/ Resignation for Good Reason(3)	Death(4)	Disability(5)	Termination Following Change in Control(6)
Cash severance, including amounts in lieu of incentive compensation	$—	$—	$—	$—	$—	$—
Value of Performance Stock Unit Awards subject to accelerated vesting	—	—	798,543	798,543	798,543	991,782
Life Insurance	—	—	—	500,000	—	—
Disability benefits	—	—	—	—	150,000	—

(1)             If Mr. Tofighi retired on April 1, 2007, he would not have been entitled to any cash severance and in accordance with our PSU agreements, would not have been entitled to receive any shares under outstanding PSU awards, including earned but non-vested shares, because  he has not reached the Company’s Normal Retirement Date of 65 years as defined pursuant to the terms of the PSU agreement.

(2)             If Mr. Tofighi resigned without good reason or was terminated for cause on April 1, 2007, he would not have  been entitled to any cash severance, and in accordance with our PSU agreements, Mr. Tofighi would not have been entitled to receive any shares under outstanding PSUs, including earned but unvested shares.

(3)             If Mr. Tofighi had terminated his employment for good reason or if the Company terminated his employment other than for cause or death/disability, Mr. Tofighi would have been entitled to full vesting of all shares earned, but not otherwise vested under PSU awards (29,369 shares, inclusive of PSUs earned on the basis of fiscal year 2007 performance), having the value indicated, based on our year-end stock price.

(4)             If Mr. Tofighi’s employment had been terminated by reason of his death, Mr. Tofighi’s beneficiary/estate would have become entitled to the following:

•        full vesting of all shares earned, but not otherwise vested under PSU awards (29,369 shares, inclusive of PSUs earned on the basis of fiscal year 2007 performance), having the value indicated, based on our year-end stock price; and

•        life insurance benefits equal to $500,000.

(5)             If Mr. Tofighi’s employment had been terminated by either party on account of and upon disability, Mr. Tofighi would have been entitled to the following:

•        full vesting of all shares earned, but not otherwise vested under PSU awards (29,369 shares, inclusive of PSUs earned on the basis of fiscal year 2007 performance), having the value indicated, based on our year-end stock price; and

•        disability benefits under a supplemental long-term disability policy.

(6)             If Mr. Tofighi’s employment had been terminated by either party upon a change in control, Mr. Tofighi would have been entitled to the following full vesting of all earned but not vested shares under PSU awards, together with any additional shares which would vest under outstanding PSU awards in the year in which the change in control occurs, as though earnings per share equals the target earnings per share and the individual’s performance factor is 100%, which as of April 1, 2007, this would include 7,107 shares under April 2004 PSU awards, above what was actual earned based on fiscal year 2007 performance without the change in control, all having the value indicated, based on our year-end stock price.

David M. Young	Retirement(1)	Resignation Without Good Reason/ Termination for Cause(2)	Termination not for Cause or Disability/ Resignation for Good Reason(3)	Death(4)	Disability(5)	Termination Following Change in Control(6)
Cash severance, including amounts in lieu of incentive compensation	$—	$—	$—	$—	$—	$—
Value of Performance Stock Unit Awards subject to accelerated vesting	—	—	812,220	812,220	812,220	973,429
Life Insurance	—	—	—	500,000	—	—
Disability benefits	—	—	—	—	150,000	—

(1)             If Mr. Young retired on April 1, 2007, he would not have been entitled to any cash severance and in accordance with our PSU agreements, would not be entitled to receive any shares under outstanding PSU awards, including earned but non-vested shares as he has not reached the Company’s Normal Retirement Date of 65 years as defined pursuant to the terms of the PSU agreement.

(2)             If Mr. Young resigned without good reason or was terminated for cause on April 1, 2007, he would not have  been entitled to any cash severance and in accordance with our PSU agreements, Mr. Young would not be entitled to receive any shares under outstanding PSUs, including earned but unvested shares.

(3)             If Mr. Young had terminated his employment for good reason or if the Company terminated his employment other than for cause or death/disability, Mr. Young would have been entitled to receive the following :

•        full vesting of all shares earned, but not otherwise vested under PSU awards (29,872 shares, inclusive of PSUs earned on the basis of fiscal year 2007 performance), having the value indicated, based on our year-end stock price.

(4)             If Mr. Young’s employment had been terminated by reason of his death, Mr. Young’s beneficiary/estate would have become entitled to receive the following:

•        full vesting of all shares earned, but not otherwise vested under PSU awards (29,872 shares, inclusive of PSUs earned on the basis of fiscal year 2007 performance), having the value indicated, based on our year-end stock price; and

•        life insurance benefits equal to $500,000.

(5)             If Mr. Young’s employment had been terminated by either party on account of and upon disability, Mr. Young would have been entitled to receive the following:

•        full vesting of all shares earned, but not otherwise vested under PSU awards (29,872 shares, inclusive of PSUs earned on the basis of fiscal year 2007 performance), having the value indicated, based on our year-end stock price; and

•        disability benefits under a supplemental long-term disability policy.

(6)             If Mr. Young’s employment had been terminated by either party upon a change in control, Mr. Young would have been entitled to receive the following:

•        full vesting of all earned but not vested shares under PSU awards, together with any additional shares which would vest under outstanding PSU awards in the year in which the change in control occurs, as though earnings per share equals the target earnings per share and the individual’s performance factor is 100%; as of April 1, 2007, this would include 5,929 shares under April 2004 PSU awards, above what was actual earned based on fiscal year 2007 performance without the change in control, all having the value indicated, based on our year-end stock price.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised solely of directors who are “independent” within the meaning of the Securities and Exchange Commission rules and NASDAQ Rule 4200(a)(15). The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available for review on our Website (www.tessco.com) under the heading “Corporate.” The composition of the Audit Committee, the attributes of its members and the responsibilities of the Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Committee reviews and assesses the adequacy of its charter on an annual basis.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee’s members in business, financial and accounting matters.

The Audit Committee has an agenda for the year that includes reviewing the Company’s financial statements, internal control over financial reporting and disclosure and audit matters. The Audit Committee also monitors the activities and performance of the Company’s external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by Ernst & Young LLP. Pre-approval includes audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval, related to a particular defined task or scope of work and subject to a specific budget. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and the Chairman then communicates such pre-approvals to the full Audit Committee. See “Principal Accountant Fees and Services” below for more information regarding fees paid to Ernst & Young LLP for services in fiscal years 2007 and 2006.

The Audit Committee meets each quarter with Ernst & Young LLP and management to review the Company’s interim financial results before the publication of our quarterly earnings press releases. Management’s and the independent registered public accounting firm’s presentations to and discussions with the Audit Committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and the independent firm. In addition, the Audit Committee generally oversees internal compliance programs. In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by Company team members, received through established procedures, of any concerns regarding questionable accounting or auditing matters.

The Committee has reviewed and discussed the fiscal year ended April 1, 2007 consolidated financial statements with management and Ernst & Young LLP, as the Company’s independent registered public accounting firm for that period. Management represented to the Committee that these consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and Ernst & Young LLP, as the Company’s independent registered public accounting firm, represented that its presentations included the matters required to be discussed with the independent auditor by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Company’s independent registered public accounting firm for fiscal year ended April 1, 2007, Ernst & Young LLP, also provided the Committee with the written disclosures and letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Committee discussed with the independent registered public accounting firm that firm’s independence.

Following the Committee’s discussions with management and the independent auditor, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended April 1, 2007.

Respectfully,

Morton F. Zifferer, Jr. (Chair)
Benn R. Konsynski, Ph.D.
Jerome C. Eppler

As of June 11, 2007

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young LLP for fiscal years 2007 and 2006:

	2007	2006
Audit Fees(1)	$369,000	$251,400
Audit-Related Fees(2)	17,316	6,300
Tax Fees(3)	51,110	53,918
All Other Fees	—	—
Total	$437,426	$311,618

(1)          Audit services of Ernst & Young LLP for fiscal years 2007 and 2006 consisted of the audit of the consolidated financial statements of the Company, quarterly reviews of financial statements and advisory services on technical issues related to the audit.

(2)          These fees represent advisory services and review of documentation related to the Company’s internal controls over financial reporting.

(3)          Represents fees for tax preparation and federal, state and local tax matters. The Audit Committee considered whether the provision by Ernst & Young LLP of non-audit services to the Company is compatible with maintaining the independence of Ernst & Young LLP with respect to the Company.

Pursuant to the Company’s Audit Committee Charter, all audit services and permitted non-audit services to be performed for the Company by its outside auditor are pre-approved by the Audit Committee. The Committee has delegated authority to one or more members to pre-approve audit and permitted non-audit services (including pre-approval of fees), provided that the approvals granted by such persons are reviewed with the full Audit Committee at its next scheduled meeting. All fees incurred in fiscal years 2007 and 2006 and reflected in the table above were pre-approved.

OTHER INFORMATION RELATING TO OUR DIRECTORS
AND EXECUTIVE OFFICERS AND RELATED SHAREHOLDER MATTERS

Compensation Committee Interlocks and Insider Participation

There are no “interlocks” (as defined by the rules of the Securities and Exchange Commission) with respect to any member of the Compensation Committee of the Board of Directors, which is currently comprised of Messrs. Beletic, Shaughnessy and Zifferer and Ms. Goodman, and the Compensation Committee consists entirely of independent, non-employee directors who have never been employees of the Company.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to our team members, including all of our officers and directors, and particularly our chief executive officer, chief financial officer, principal accounting officer and other persons performing similar functions. This code is available on our Web site (www.tessco.com) under the heading “Corporate - Shareowners.”  We will promptly disclose on our Web site any amendments to, and waivers from, our code of business conduct and ethics, if and when required.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our

Common Stock. Insiders are required by regulation of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely upon the review of the copies of such reports furnished to us or written representations that no other reports were required during the fiscal year ended April 1, 2007, all of these executive officers and directors complied with all Section 16(a) filing requirements applicable to them, except one late Form 4 filing for Mr. Eppler.

Certain Relationships and Related Transactions

Our Compensation Committee is charged with monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving all related party transactions.

Mr. Barnhill’s spouse and son are both employed by the Company, but both earn less than the amount required for disclosure in this proxy statement. Also, another of Mr. Barnhill’s sons is employed by an architecture firm that billed the Company $182,514 for future facilities planning and design services rendered during fiscal year 2007. Mr. Barnhill’s son is not a principal of this firm and receives no direct benefits from the firm’s relationship with the Company.

We buy an immaterial amount of office supplies from Staples, Inc., a company that employs Mr. Baitler, a current nominee to our Board of Directors. We also sell products to or as directed by FiberTower Corporation, a Company for which Mr. Beletic serves as Executive Chairman. These sales during fiscal year 2007 were in the amount of approximately $2 million and were not significant from an independence or conflict of interest perspective. Mr. Beletic owns less than 1% of the Common Stock of FiberTower.

Shareholder Proposals for the 2008 Annual Meeting

Our bylaws require advance notice of business to be brought before a shareholders’ meeting, including nominations of persons for election as directors. Generally, notice to our Corporate Secretary must be given no less than 120 days prior to the anniversary of the date of the mailing of the prior year proxy statement unless the date of the meeting is changed by more than thirty (30) days, in which case, to be timely, notice must be delivered no less than ninety (90) days prior to the newly announced date that the Company will mail its proxy statement. Our bylaws also specify information regarding the shareholder submitting the proposal, and regarding the nominee or proposal, that must be provided in or together with the notice in order for it to be considered properly given. Accordingly, if a shareholder intends to nominate a director or bring any other business before the 2008 Annual Meeting, notice from the shareholder so providing must be received by the Company at the address set forth on the first page of this Proxy Statement by no later than February 23, 2008, unless the date of the meeting is changed by more than thirty (30) days.   While we will consider any properly submitted shareholder proposal, we reserve the right to omit from our proxy statement any stockholder proposal that we are not required to include under the Exchange Act, including Rule 14a-8.

Other Matters

As of the date of this Proxy Statement, the Board of Directors of the Company knows of no other business that will be presented for consideration at the Annual Meeting. Delivery of a proxy, however, confers on the designated proxy, discretionary authority to vote the shares in accordance with their discretion on such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof.

Available Information

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed by the Company may be inspected without charge and copies obtained upon payment of prescribed fees from the Public Reference Section of the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 100 F Street, NE, Washington, D.C. 20549, or by calling the Securities and Exchange Commission’s at 1-800-SEC-0330, or by way of the Securities and Exchange Commission’s Internet address, www.sec.gov.

The Company will provide without charge to each person receiving this proxy statement, upon the written request of such person, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission for the fiscal year ended April 1, 2007. Written requests for a copy of the Company’s Annual Report on Form 10-K should be directed to David M. Young, Corporate Secretary, 11126 McCormick Road, Hunt Valley, Maryland 21031.

By Order of the Board of Directors,

David M. Young Corporate Secretary
June 22, 2007

THIS PROXY, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE PERSON SIGNING IT.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES NAMED BELOW FOR ELECTION AS DIRECTORS, “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Please Mark Here for Address Change or Comments SEE REVERSE SIDE

The Board of Directors recommends a vote “FOR” all nominees named in Proposal 1, and “FOR” Proposal 2.

1.	Proposal 1:	To elect two (2) directors for a three (3) year term ending at the Annual Meeting of Shareholders to be held in 2010 and until their respective successors are duly elected and qualify.

FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below

☐	☐

Nominees:
01  Dennis J. Shaughnessy
02  Jay G. Baitler

INSTRUCTION:  To withhold authority to vote for any individual nominee(s), strike a line through the name of the nominee(s) above.

2.	Proposal 2:	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2008.

FOR	AGAINST	ABSTAIN

☐	☐	☐

The proxies named herein are hereby authorized to vote in their discretion upon any other matter which may properly come before the Annual Meeting or any adjournment or postponement thereof, including any proposal presented for any adjournment of the meeting.

Receipt of notice of the meeting and proxy statement is hereby acknowledged, and the terms of the notice and proxy statement are hereby incorporated by reference into this proxy.  The undersigned hereby revokes all proxies heretofore given for said meeting or any adjournment or postponement thereof.

(Please sign, date and promptly return this proxy in the enclosed envelope.  No postage is required if mailed in the United States.)

Signature	Signature	Date

(Please sign exactly as your name appears hereon.  Executors, administrators, guardians, officers signing for corporations, trustees and attorneys should give full title.  For joint owners, both owners should sign.)

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WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/tess Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.  To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

2

TESSCO TECHNOLOGIES INCORPORATED

ANNUAL MEETING OF SHAREHOLDERS, July 26, 2007
PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints ROBERT B. BARNHILL, JR. and DAVID M. YOUNG, and each of them, with full power of substitution to each, as proxy, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of TESSCO Technologies Incorporated to be held Thursday, July 26, 2007 at 9:00 a.m., at the Company’s offices located at 375 West Padonia Road, Timonium, Maryland 21093 and at any adjournment or postponement thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.  IT MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY SENDING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY TIMELY PROVIDING A LATER-DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

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